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                              NON-COMPETITION AGREEMENT


     THIS NON-COMPETITION AGREEMENT ("Agreement") is made effective as of the 25th day of September, 1997, by and between Prospect Medical Group, Inc., a California professional corporation ("Purchaser"), and Sinnadurai E. Moorthy, M.D. ("Physician"). All capitalized terms used herein and not otherwise expressly defined shall have the same meanings set forth in the Agreement for the Purchase and Sale of Stock, made and entered into as of September 23, 1997, by and among Sierra Primary Care Medical Group, Inc., a California professional corporation ("Company"), Physician, Karunyan Arulanantham, M.D., Karunyan Arulanantham, M.D. as Trustee of the Arulanantham Charitable Remainder Trust, and Purchaser ("Stock Purchase Agreement").


                                   R E C I T A L S

            A. Purchaser is developing an integrated delivery system, a key component of which is a strong network of physicians who can provide the necessary professional medical services to payors in a designated geographic area.

            B. To build the physician component of its integrated delivery systems, Purchaser provides a range of alternative services to and relationships with physicians including the recruitment of physicians to a designated geographic area, the management of physician practices, the acquisition of assets and/or physician practices, the consolidation of physician practices, the formation of medical groups, the establishment of outpatient clinics, etc.

            C. Physician owns 500 shares of the issued and outstanding capital stock of the Company.

            D. Physician is selling to Purchaser and Purchaser is purchasing from Physician all of Physician's stock in Company ("Stock") pursuant to the Stock Purchase Agreement.

            E. Purchaser desires to purchase the Stock pursuant to Purchaser's goal of developing an integrated delivery system.

            F. Physician will benefit from the sale of the Stock to Purchaser.

            G. As conditions to the Closing of the transactions contemplated by the Stock Purchase Agreement, Physician shall have entered into an agreement in the form of this Agreement to be delivered to Purchaser, and shall have entered into an Employment Agreement

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with Company.

            NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.   PHYSICIAN'S COVENANTS.

     A. As a material inducement to Purchaser to enter into the Stock Purchase Agreement and during the term of this Agreement in the Service Area described in Section 4 below and except as set forth herein or as permitted under the Employment Agreement between Physician and Company, Physician (directly or indirectly through any business, enterprise, venture, partnership, corporation or any other entity controlled directly or indirectly by Physician whether alone or as a partner, stockholder, creditor or otherwise):

            (i) shall not practice medicine, or engage, participate, aid, assist, or hold any interest in any business or provision of any service which is, or as of Physician's engagement or participation, would become, competitive with any aspect of Purchaser's or any of Purchaser's Affiliates' outpatient or other healthcare services;

            (ii) shall not sell, transfer, assign or otherwise permit another party to benefit from, any remaining goodwill attributable to Physician based upon the provision of physician services by or through Physician;

            (iii) shall not engage or contract (other than with Purchaser or any of Purchaser's Affiliates) for the provision of any management services to Physician or any physician employed or under contract to Physician (as applicable) which are the same as or substantially similar to any of the services that Purchaser or any of Purchaser's Affiliates furnishes;

            (iv) shall not solicit or assist any other person to solicit any business relating to a competing line of business (other than for Purchaser or any of Purchaser's Affiliates) from any present or potential customer (including all third party payors) of Physician, any other Seller, Purchaser, or any of their affiliates;

            (v) shall not commit any other act or assist others to commit any other act which might injure the business of Purchaser or Purchaser's Affiliates;

            (vi) shall not directly or indirectly employ, contract, solicit or encourage any employee or other person under contract with Purchaser or any of Purchaser's Affiliates to leave the employ of any such entity, except pursuant to the terms of the Stock Purchase Agreement; and

            (vii) shall not directly or indirectly solicit, request, advise, or encourage any present or future supplier, customer, patient or employee of Purchaser or Purchaser's Affiliates

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(including practices managed by Purchaser or Purchaser's Affiliates) to withdraw, curtail, disenroll, or become enrolled with another provider of health care, or cancel its business dealings with Purchaser or Purchaser's Affiliates, or take any actions that might impair the relations of Purchaser or any of Purchaser's Affiliates and their respective suppliers, customers, employees or others.

     B. If any term or provision of this Section is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provision or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken from this Agreement, in accordance with the provisions of this Section, then the stricken provision shall automatically be replaced to the extent possible, with a legal, enforceable and valid provision which is as similar in tenor to the stricken provision as is legally possible.

2. CONFIDENTIALITY. From and after the Closing Date, Physician shall keep secret and retain in strictest confidence, and shall not use for the benefit of any other party, except for Purchaser or any of Purchaser's Affiliates, all confidential matters and trade secrets known to Physician relating to the business and operations of Physician, any other Seller, Purchaser or any of their affiliates, including without limitation, customer lists, pricing policies, operational methods, utilization data, provider contract terms, patient records, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel designs and design projects, invention and research projects and other business affairs relating to the business and operations of Physician, any other Seller, Purchaser or any of their affiliates learned by Physician before or after the date of this Agreement, and shall not disclose them to anyone outside of Purchaser and Purchaser's Affiliates, provided however, that this section shall not apply to information in the public domain or to information that is sought from Physician pursuant to subpoena or court order (but Physician must provide notice to Purchaser or Purchaser's Affiliates in order for them to contest such subpoenas or court orders).

3. PHYSICIAN'S REPRESENTATION. Physician specifically acknowledges, represents, and warrants that (i) Physician's covenants set forth in this Agreement are being purchased in connection with the sale of the Stock to Purchaser, (ii) such covenants are reasonable and necessary to protect the legitimate interests of Purchaser, and (iii) Purchaser would not have entered into the Stock Purchase Agreement in the absence of such restrictions. Physician acknowledges that this Agreement is subject to all representations, warranties and covenants in the Stock Purchase Agreement.

4. SERVICE AREA. The Service Area to which Physician's covenants in Section 1 apply is defined as the fifteen (15) mile radius area around 1037 E. Palmdale Blvd., Palmdale, California 93550; 44469 10th Street West, Lancaster, California 93534 and 44471 10th Street West, Lancaster, California 93534.

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5.   TERM.  The term of this Agreement commences as of the day and year first above written and terminates upon the earlier to occur of:

            (i) the date which is five (5) years following the day and year first above written; or

            (ii) the date which is three (3) years following the termination or expiration of the Employment Agreement through no fault of Physician; or

            (iii) the date upon which Company, as employer, is in material default of any of Company's obligations under its Employment Agreement with Physician, and Physician terminates the Employment Agreement as a result of such material breach.

6. DEFAULT. Any default by Company in the payment when due, of any amount owed by Company to Physician under the Contingent Promissory Note, of even date herewith, issued from Company to Physician, in the principal amount of $1,125,000, which default continues for a period of ten (10) days, shall constitute a default under this Agreement. Upon written notice from Physician of such default, Company shall have a thirty (30) day period in which to cure such default. In the event Company fails to cure such default within thirty
(30) days of such notice, at Physician's option, this Agreement shall terminate and Physician shall have no further obligations hereunder.

7.   MISCELLANEOUS.

     A. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Agreement or the rights, interests or obligations hereunder. Any assignment or delegation in contravention of this Section 6 shall be null and void.

     B. MEDICAL STAFF PRIVILEGES. Nothing in this Agreement is intended to prohibit Physician from maintaining professional staff membership or clinical privileges at any acute care hospital or other health facility licensed to provide patient care for stays in excess of twenty-four (24) hours.

     C. COUNTERPARTS. This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

     D. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     E. AMENDMENT. This Agreement may not be amended except in writing and as

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executed by all parties.

     F. TIME OF ESSENCE. Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

     G. NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Physician:   Sinnadurai E. Moorthy, M.D.
                   44725 10th Street West, Suite 250
                   Lancaster, California 93534

With copy to:      Jack Goldman, Esq.
                   Arter & Hadden
                   700 S. Flower St., Suite 3000
                   Los Angeles, California 90017

If to Purchaser:   Gregg DeNicola, M.D.
                   Prospect Medical Group, Inc.
                   18200 Yorba Linda Blvd., Suite 409
                   Yorba Linda, California 92886

With copy to:      Dale S. Miller, Esq.
                   Miller & Holguin
                   1801 Century Park East, Suite 700
                   Los Angeles, CA 90067

     H. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     I. INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that a breach by Physician of this Agreement will cause irreparable damage to Purchaser, the exact amount of which will be difficult to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, Physician agrees that if Physician breaches this Agreement, then Purchaser shall be entitled to injunctive relief, without bond, and Physician agrees not to assert in any proceeding that Purchaser has an adequate remedy at law. Physician shall pay the reasonable fees and expenses, including attorneys' fees, incurred by Purchaser or any successor or assign in enforcing this Agreement.

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     J.     SEVERABILITY.  If any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nevertheless continue in full force and effect and shall not be invalidated or rendered unenforceable or otherwise adversely affected, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement. Without limiting the generality of the foregoing, if the provisions of this Agreement shall be deemed to create a restriction which is unreasonable as to either duration or geographical area, or both, the parties agree that the provisions of this Agreement shall be enforced for such duration and in such geographical area as any court of competent jurisdiction may determine to be reasonable.

     K. ATTORNEYS' FEES. Should either Purchaser or Physician institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first written above.

                              "Purchaser":
                              PROSPECT MEDICAL GROUP, INC.


                              By:   /s/ Jacob Y. Terner, M.D.
                                  -------------------------------------
                                   Jacob Y. Terner, M.D., President


                              "Physician":


                              /s/ Sinnadurai E. Moorthy, M.D.
                              -----------------------------------------
                              Sinnadurai E. Moorthy, M.D.


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